Exhibit 99.1

Covidien Completes Tender Offer for Shares of Somanetics Corporation

DUBLIN, Ireland – July 27, 2010 – Covidien (NYSE: COV), a leading global provider of healthcare products, today announced the completion of its tender offer through its subsidiary, Covidien DE Corp., to purchase all of the outstanding common shares of Somanetics Corporation. The tender offer expired at 12:01AM ET, on July 27, 2010, and was not extended.

The depositary for the tender offer has advised Covidien that, as of the expiration of the offering period, a total of approximately 9,583,628 common shares of Somanetics were validly tendered and not withdrawn (not including approximately 581,060 shares subject to guaranteed delivery procedures), representing approximately 80.2% of the outstanding Somanetics common shares. All shares that were validly tendered and not properly withdrawn during the initial offering period have been accepted for payment.

About Covidien

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2009 revenue of $10.7 billion, Covidien has 42,000 employees worldwide in more than 60 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

Contacts

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Brian Nameth
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	brian.nameth@covidien.com